Exhibit 99.j(1)

CONSENT OF COUNSEL

AIM Tax-Free Investments Trust

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the Tax-Free Cash Reserve Portfolio of Tax-Free Investments Trust, which is included in Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-58286), and Amendment No. 44 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-2731), on Form N-1A of AIM Tax-Free Investments Trust.

/s/ Ballard Spahr Andrews & Ingersoll, LLP
Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania
July 20, 2007